Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Fourth Quarter and Fiscal 2010 Results

– Comparable Store Sales, Net Earnings and Store Growth Accelerate –

PHILADELPHIA — April 6, 2011 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the thirteen (fourth quarter) and fifty-two weeks (fiscal year) ended January 29, 2011.

Fourth Quarter

Sales

Sales for the fourth quarter of fiscal 2010 increased by $24.5 million, or 5.4%, to $477.4 million from $452.9 million for the fourth quarter of fiscal 2009. Comparable store sales increased 4.3%, consisting of a 3.4% comparable store service revenue increase and a 4.6% comparable store merchandise sales increase. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable store service center revenue (labor plus installed merchandise and tires) increased 5.8%, while comparable store retail sales (DIY and commercial) increased 3.1%.

Earnings

Net earnings for the fourth quarter of fiscal 2010 more than tripled to $8.4 million ($0.16 per share) from the $2.3 million ($0.04 per share) recorded in the same period last year. Net earnings for the fourth quarter of fiscal 2010 include a $1.0 million tax benefit, while the same period last year included a $1.2 million tax benefit. Earnings from continuing operations before taxes for the fourth quarter of fiscal 2010 increased to $11.5 million from the $1.0 million recorded in the same period last year. The 2010 fourth quarter results include a $4.6 million reduction in the reserve for excess inventory, while the 2009 fourth quarter results included a $1.0 million reduction in inventory-related accruals.

Fiscal Year

Sales

Sales for fiscal year 2010 were $1,988.6 million, as compared to $1,910.9 million for fiscal 2009. Fiscal year 2010 comparable store sales increased 2.7%, consisting of increases of 1.1% in comparable store service revenue and 3.1% in comparable store merchandise sales. Re-categorizing sales (see above), comparable service center revenue increased 2.4%, while comparable retail sales increased 3.0%.

Earnings

Net earnings for fiscal year 2010 increased to $36.6 million ($0.69 per share) from the $23.0 million ($0.44 per share) recorded in fiscal year 2009. The 2010 results included a $2.1 million tax benefit, while the 2009 results included a $1.2 million tax benefit. Earnings from continuing operations before taxes for fiscal year 2010 increased 55% to $58.4 million from the $37.6 million recorded in the prior year. The fiscal 2010 results include a net benefit of $8.4 million comprised of a $5.9 million reduction in the reserve for excess inventory, a $2.5 million gain from the disposition of assets and a $1.0 million reversal of an inventory related accrual, partially offset by a $1.0 million asset impairment charge. The fiscal 2009 results included a net benefit of $7.0 million, consisting of a $6.2 million gain from bond repurchases, a $1.2 million gain from sale leaseback transactions, a $2.0 million reduction in inventory-related accruals and a $0.7 million gain from an insurance settlement, partially offset by a $3.1 million asset impairment charge.

Commentary

“For the past three years, we have focused on earning the trust of our customers, becoming the preferred employer in the automotive aftermarket and building a profitable and sustainable business model,” said President & CEO Mike Odell. “This fourth quarter caps off a successful 2010, as evidenced by our comparable store sales growth, expanding operating margins and new store growth. We expect to continue this trend in 2011, despite the uncertain macro-environment. Every day we wake up charged to execute our vision to be the automotive solutions provider of choice for the value-oriented customer.”

“We opened 35 new locations in 2010 — 28 Service & Tire Centers and seven Supercenters,” Mike continued. “That’s on top of 25 new stores in 2009. Our growth will continue to accelerate in 2011, as we have targeted opening 50 new Service & Tire Centers and five Supercenters.”

“We continued to build cash in 2010, ending the year with over $90 million, which is $50 million more than last year,” added CFO Ray Arthur. “Our greatly improved operating results are providing the funding for our growth strategy.”

Pep Boys has more than 6,200 service bays within over 620 stores located in 35 states and Puerto Rico. Along with its full-service vehicle maintenance and repair capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling (800) PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the fourth quarter will be broadcast live on Thursday, April 7 at 8:30 a.m. ET over the Internet at the Vcall website, located at http://www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of April 7 on Pep Boys’ website at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Mike Melia, (215) 430-9459

Media Contact: Alex Spooner, (215) 430-9588
Internet: http://www.pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	January 29, 2011	January 30, 2010

Total revenues:	$477,389,000	$452,896,000

Net earnings:	$8,365,000	$2,268,000

Basic earnings per share:
Average shares	52,778,000	52,452,000

Basic earnings per share:	$0.16	$0.04

Diluted earnings per share:
Average shares	53,416,000	52,808,000

Diluted earnings per share:	$0.16	$0.04

Fifty-two weeks ended	January 29, 2011	January 30, 2010

Total revenues:	$1,988,641,000	$1,910,938,000

Net earnings:	$36,631,000	$23,036,000

Basic earnings per share:
Average shares	52,677,000	52,397,000

Basic earnings per share:	$0.70	$0.44

Diluted earnings per share:
Average shares	53,162,000	52,667,000

Diluted earnings per share:	$0.69	$0.44